UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2022

Sonendo, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40988	20-5041718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26061 Merit Circle, Suite 102
Laguna Hills, CA 92653, California		92653
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 949 7663636

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SONX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

As disclosed in Item 2.03 of this Current Report on Form 8-K, Sonendo, Inc. (the “Company”) has met all financial requirements to draw down the Tranche 2 Loan (as defined below) under its Amended and Restated Credit Agreement, dated as of August 23, 2021, with Perceptive Credit Holdings III, LP (as amended, the “Credit Agreement”).

The Company expects to report financial results for the second quarter of 2022 after market close on August 10, 2022, subject to completion of the Company’s financial closing procedures for the three and six months ended June 30, 2022.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 29, 2022, the Company drew down the first delayed-draw term loan of $10.0 million (the “Tranche 2 Loan”) under the Credit Agreement. The availability of the Tranche 2 Loan was conditioned upon the Company’s having generated, prior to September 30, 2022, at least $36.0 million in revenue for the 12 consecutive month period most recently ended prior to the borrowing date.

As previously disclosed, the Credit Agreement provides for two tranches of delayed-draw term loans of $10.0 million each. The interest rate for amounts borrowed under the Credit Agreement is the greater of the 1-month LIBOR and 2.00% plus the applicable margin of 9.25%. The loans have a maturity date of August 23, 2026. The Company is permitted to make voluntary prepayments, subject to a scaled prepayment premium that ranges from 7.0% to 1.0% of the aggregate principal amount outstanding on such prepayment date for prepayments made after August 23, 2022 and before August 23, 2025. No prepayment premium is required for payments made after August 23, 2025. Loans under the Credit are secured by substantially all of the Company’s assets.

The Credit Agreement contains events of default, including, without limitation, events of default upon: (i) failure to make a payment pursuant to the terms of the agreement; (ii) violation of certain covenants; (iii) payment or other defaults on other indebtedness; (iv) material adverse change in the business or change in control; (v) insolvency; (vi) significant judgments; (vii) incorrectness of representations and warranties; (viii) regulatory matters; and (ix) failure by us to maintain a valid and perfected lien on the collateral securing the borrowing. In the event of an event of default, the lender may terminate its commitments and declare all amounts outstanding under the Credit Agreement immediately due and payable, together with accrued interest and all fees and other obligations. The amount of such repayment will include payment of any prepayment premium applicable due to the time of such payment. In addition, upon the occurrence and during the continuance of any event of default, the applicable margin will increase by 3.00% per annum to 12.25%.

The Credit Agreement includes financial covenants that requires the Company to (i) maintain, at all times, a minimum aggregate balance of $3.0 million in cash in one or more controlled accounts, and (ii) satisfy certain minimum revenue thresholds, measured for the 12 consecutive month period on each calendar quarter-end until June 30, 2026. These thresholds increase over time and range from $26.4 million for the 12-month period ended September 30, 2021 to $95.3 million for the 12-month period ended June 30, 2026. Failure to satisfy these financial covenants would constitute an event of default under the Credit Agreement.

The borrowing deadline date for the second and final delayed-draw term loan of $10.0 million is June 30, 2023, and is subject to (i) the Company’s having generated at least $46.0 million in revenue for the 12 consecutive month period most recently ended prior to the borrowing date; and (ii) the Company’s closing market capitalization being at least $100.0 million on each trading day of the period of 15 consecutive trading days ending on the business day the borrowing notice for the tranche is delivered to the lender.

The description of the Credit Agreement contained herein does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Credit Agreement filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2021, as amended by Amendment No. 1 to the Credit Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONENDO, INC.

Date:	August 2, 2022	By:	/s/ Michael P. Watts
Chief Financial Officer